Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK ACQUIRES RAULAND-BORG CORPORATION

— Global Leader in Healthcare Communications Solutions —

BERWYN, PA, FEBRUARY 7, 2017 – AMETEK, Inc. (NYSE: AME) today announced that it has completed the acquisition of Rauland-Borg Corporation, a leading global provider of mission critical communication solutions for hospitals, healthcare systems and educational facilities.

Rauland-Borg was acquired for $340 million, plus a potential contingent payment of $30 million tied to the achievement of certain milestones. The company has annual revenues of approximately $160 million.

“Rauland-Borg is an outstanding company and we are excited about the acquisition. It is a recognized leader in healthcare and education communication solutions with premier product and brand name recognition,” comments David A. Zapico, AMETEK Chief Executive Officer.

“Rauland provides AMETEK with an attractive new growth segment within the medical technology market. In addition to their strong growth opportunities in its core markets, we see incremental growth opportunities through acquisitions and international expansion,” adds Mr. Zapico.

Rauland-Borg was privately held with an 88-year history. It is headquartered and has manufacturing operations in Mount Prospect, IL. It joins AMETEK as part of its Electronic Instruments Group (EIG) — a leader in advanced analytical, monitoring, testing, calibrating and display instruments with annual sales of $2.4 billion.

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AMETEK ACQUIRES RAULAND-BORG CORPORATION

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of approximately $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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